Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 of our report dated April 19, 2006 relating to the combined financial statements of the Domestic Oil & Natural Gas Properties of Calpine Corporation and Affiliates as of December 31, 2004 and for the six months ended June 30, 2005 and each of the two years in the period ended December 31, 2004 (predecessor), which appears in Rosetta Resources Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 30, 2006